Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "SCE TRUST IV", FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2014, AT 9:28 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5649681 8100

AUTHENTICATION: 1914246

141471233

DATE: 12-02-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:28 AM 12/02/2014
FILED 09:28 AM 12/02/2014
SRV 141471233 - 5649681 FILE

CERTIFICATE OF TRUST OF
SCE TRUST IV

THIS Certificate of Trust of SCE Trust IV (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq., as amended from time to time) (the "Act").

1. Name. The name of the statutory trust formed by this Certificate of Trust is SCE Trust IV.

2. Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 301 Bellevue Parkway, 3rd Floor, Wilmington, DE 19809.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By: [signature]
Name: R. Tarnas
Title: Vice President

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Trustee

By: [signature]
Name: Kristine K. Gullo
Title: Vice President